DEFA 14A

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the [_]

Registrant

Check the appropriate box:

[ ]       Preliminary Proxy Statement

[_]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]       Definitive Proxy Statement

[X]       Definitive Additional Materials

[ ]       Soliciting Materials under Rule 14a-12

BNY Mellon Investment Funds I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]       No fee required.

[_]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total Fee Paid:

[_]        Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 21, 2025

Dear Shareholder,

As a Fund shareholder of BNY Mellon Small Cap Growth Fund (the “Fund”), you recently should have received proxy materials concerning an important proposal regarding the Fund. These materials were sent to you via email or mail and will be considered at the Special Meeting of Shareholders, which will take place virtually, over the internet, on May 28, 2025.

As a Fund shareholder, you are being asked to approve the liquidation and termination of the Fund pursuant to a plan of liquidation and dissolution (the “liquidation”). After careful review, the Fund's Board of Trustees unanimously recommends you vote FOR the proposal.

Why is the Fund being liquidated?

➢	The Fund has a very small asset size, currently under $10 million.
➢	The Fund's investment adviser believes that the Fund has limited asset growth potential.
➢	Because of the Fund's low asset size, the Fund has relatively high operating expenses (before fee waivers and/or expense reimbursements).

It is important that you exercise your right to vote before the May 28, 2025, Special Meeting. Please exercise your voting rights by choosing one of the following options:

Vote by Phone - call 1 (888) 387 2962 to speak with a proxy voting specialist. Representatives are available Monday through Friday from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
:	Vote by Internet - visit the internet address on the enclosed card and follow the instructions.
*	Vote by Mail - complete, sign and date the enclosed card and return it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, or for further information about the Special Meeting of Shareholders, the proposal or to obtain another copy of the Proxy Statement, please contact our proxy solicitor, Sodali & Co. Fund Solutions, at 1 (888) 387 2962. Please note that, if you have not yet responded, a Sodali & Co. representative may call you to assist in voting.

Sincerely,

David Dipetrillo

President

BNY Mellon Investments Funds I

REM #1 -100301